                                                                    EXHIBIT 99.1


[EMS TECHNOLOGIES LOGO]                             NEWS RELEASE
The Science of Wireless Communications              Atlanta, Georgia
                                                    April 24, 2003

                                                    Contact: Investor Relations
                                                    Phone: (770) 729-6510
                                                    E-mail:
                                                    investor.relations@ems-t.com
                                                    www.ems-t.com


                           EMS TECHNOLOGIES ANNOUNCES
                              FIRST QUARTER RESULTS

EMS Technologies, Inc. (Nasdaq - ELMG) today announced that its financial results for the first quarter of 2003 were approximately breakeven, on consolidated revenues of approximately $67 million, as compared with earnings for the first quarter of 2002 of $2 million, or $.20 per share, on revenues of $70 million. These results are in line with preliminary results announced earlier this month.

         Four of the Company's five main operations were profitable. The first quarter results were very good for LXE, which reported growth in international sales, as well as for SATCOM and the Atlanta-based Space & Technology unit, both of which reported increased sales to U.S. defense markets. However, the Company's Montreal-based Space & Technology unit serves mainly commercial space markets, which are currently experiencing very difficult conditions, and this unit reported a loss of approximately $2.7 million for the first quarter of 2003, as compared with a $590,000 quarterly profit one year earlier.

         Alfred G. Hansen, president and chief executive officer, commented, "As previously discussed, we believe that EMS's strong position in several technology markets was crucial to the Company's first quarter results. The effects of tough conditions in telecommunications and particularly in commercial space were offset by opportunities in logistics, mobile SATCOM and defense:

         - LXE achieved record first-quarter revenues, due mainly to higher international revenues that were sparked by increased capital spending in our European markets and a stronger Euro. In addition, our best-of-kind product line and service offerings remain exceptionally competitive and continue to expand. For example, the recently introduced MX5 is an extremely rugged handheld computer that supports the Microsoft(R)Pocket PC operating system and offers a vivid full-color screen and flexible scanning options. LXE has also announced its new ServicePass(SM) plan for simple, comprehensive and cost-effective delivery of the best in service and support. As these new offerings indicate, LXE is raising the bar for performance and service in logistics.

         - SATCOM revenues also exceeded expectations. Our high-speed-data (HSD) products - both aeronautical and land-mobile - are playing prominent roles in the war effort, ranging from video communications among mobile military forces, to live coverage by embedded news reporters on the move with coalition troops. As a result, we had to expand our production schedules to meet the increased demand for these products. Our industry-leading SATCOM product line is also


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                                                                    NEWS RELEASE
                                                                     (Continued)

                                                                  April 24, 2003

                  continuing to grow, and we have already begun to receive orders for our latest product - the Fleet 55 Inmarsat maritime satellite terminal that provides ISDN and packet data services to oceangoing vessels around the world. SATCOM's products for both mobile communications and emergency situation management address growing security and defense needs in today's world.

         - Our Atlanta-based Space & Technology operations, which mainly support defense markets, also had a solid first quarter. EMS technology and hardware have been integral to many of the key defense systems for surveillance, communications and electronic warfare that have performed so effectively in Iraq. EMS's technological leadership in defense was confirmed by recent new orders, including a contract to develop a beam-switching network for the Defense Advanced Research Projects Agency (DARPA) to demonstrate advanced datalink capabilities of the U.S. Air Force's Predator unmanned air vehicle. We were also selected to participate in a study aimed at developing the next generation of spacecraft antennas for military communications satellites. These orders for leading-edge development will give EMS an important voice in helping to shape the future of advanced communications for defense.

        - Considering the slowdown in the telecommunications industry, it is remarkable that EMS Wireless was able to report a modest profit in the first quarter, and we believe EMS Wireless will show financial improvement throughout the year. This outlook is based not only on our position as a leading supplier of base-station antennas to all the major North American wireless carriers, but also on our expanding presence in new repeater applications. For example, we completed successful field trials of our innovative DataNex(TM) in-band wireless backhaul repeater, which eliminates the need (and the ongoing cost) for hard-wired T-1 service to connect wireless tower sites. We also unveiled the low-cost Link2Cell(TM) repeater, which is the first true plug-and-play product to enhance wireless coverage inside small offices, buildings and eventually, homes.

         - The results for our Montreal-based Space & Technology operations mirror the problems in the commercial space markets, where orders have slowed, budgets have tightened, and schedules have slipped. To address the effects on EMS of these market conditions, we had already begun a major plan of restructuring in late 2002. As these difficult conditions persisted and intensified in 2003, we took additional measures, including a recent reduction in the compensation cost structure at Montreal.

                  Our short-term goal for the Montreal operations is to sharply reduce the level of losses at Montreal through cost reductions and new efficiencies, while maintaining the core organization necessary to quickly accelerate when commercial space market activity resumes. We will also work to enhance revenues by pursuing new orders for our DVB-RCS two-way broadband network products. We will continue


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                                                                    NEWS RELEASE
                                                                     (Continued)

                                                                  April 24, 2003

                  to identify and evaluate the emerging risks and opportunities in our commercial-space business, and we will take still further actions as needed.

"Our balance sheet remains strong, and cash flow from operations during the first quarter was slightly above breakeven. If, as expected, our commercial space operations improve and our other markets remain active, we believe that EMS will achieve the consensus estimates ranging from $.60 to $.65 for the remaining nine months of 2003. Furthermore, we believe our products and markets offer potential not considered in these expectations, and we will energetically pursue emerging opportunities to improve on these results. Excluding potential improvements, we believe our consolidated revenues for the full-year will be in the range of $330 million - $345 million, with an increase in the relative share of revenues from SATCOM as compared with prior years."

                                   ----------

EMS TECHNOLOGIES, INC. is a leading provider of technology solutions to wireless and satellite markets. The Company focuses on mobile information users, and increasingly on broadband applications. The Company is headquartered in Atlanta, employs approximately 1,700 people worldwide, and has manufacturing facilities in Atlanta, Montreal, Ottawa and Brazil.

The Company has four main families of products...

- SPACE & TECHNOLOGY antennas and other hardware, for space and satellite communications, radar, surveillance, military countermeasures, and other specialized uses,

- LXE mobile computers and wireless local area networks, for materials handling and logistics,

- EMS WIRELESS base station antennas and repeaters, for PCS/cellular telecommunications,

- SATCOM antennas and terminals, for aeronautical, land-mobile and maritime communications via satellite.

THERE WILL BE A CONFERENCE CALL AT 9:30 AM ON THURSDAY, APRIL 24, 2003, IN WHICH THE COMPANY'S MANAGEMENT WILL DISCUSS THE FINANCIAL RESULTS FOR THE FIRST QUARTER. IF YOU WOULD LIKE TO PARTICIPATE IN THIS CONFERENCE, PLEASE CALL 800-240-8621 (INTERNATIONAL CALLERS USE 303-262-2125) WITHIN APPROXIMATELY 10 MINUTES BEFORE THE CALL IS SCHEDULED TO BEGIN. THE CONFERENCE IDENTIFICATION NUMBER IS 536279. A TAPED REPLAY OF THE CONFERENCE CALL WILL ALSO BE AVAILABLE THROUGH THURSDAY, MAY 1, 2003 BY DIALING 800-405-2236 (INTERNATIONAL CALLERS USE 303-590-3000) AND ENTERING THE FOLLOWING CODE: 536279.

Statements contained in this press release regarding the potential for various businesses and products, as well as the Company's 2003 earnings prospects, are forward-looking statements. Actual results could differ from those statements as a result of a wide variety of factors. Such factors include, but are not limited to...


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                                                                    NEWS RELEASE
                                                                     (Continued)

                                                                  April 24, 2003

- economic conditions in the U.S. and abroad and their effect on capital spending in the Company's principal markets;

- volatility of foreign exchange rates relative to the U.S. dollar and their effect on purchasing power by international customers, as well as the potential for realizing foreign exchange gains or losses associated with net foreign assets held by the Company;

- successful resolution of technical problems, proposed scope changes, or proposed funding changes that may be encountered on contracts;

- changes in the Company's consolidated effective income tax rate caused by the extent to which actual taxable earnings in the U.S., Canada, and other taxing jurisdictions may vary from expected taxable earnings;

- successful completion of technological development programs by the Company and the effects of technology that may be developed by competitors;

- successful transition of products from development stages to an efficient manufacturing environment;

- customer response to new products and services, and general conditions in our target markets (such as logistics, PCS/cellular telephony, and space-based communications);

- the availability of financing for satellite data communications systems and for expansion of terrestrial PCS/cellular phone systems;

- the extent to which terrestrial systems reduce market opportunities for space-based broadband communications systems by providing extensive broadband Internet access on a dependable and economical basis;

- the growth rate of demand for various mobile and high-speed communications services;

- development of successful working relationships with local business and government personnel in connection with distribution and manufacture of products in foreign countries;

- the Company's ability to attract and retain qualified personnel, particularly those with key technical skills; and

- the availability of sufficient additional credit or other financing, on acceptable terms, to support the Company's expected growth.

Additional relevant factors and risks are identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

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                                                                    NEWS RELEASE
                                                                     (Continued)

                                                                  April 24, 2003

                             EMS Technologies, Inc.
                      (In thousands, except per-share data)
                       Consolidated Statements of Earnings


                                                              Quarters Ended
                                                          -----------------------
                                                           Mar 29          Mar 30
                                                            2003            2002
                                                          --------         ------
Net sales                                                 $ 66,536         70,439
Cost of sales                                               44,797         45,289
Selling, general and administrative expenses                14,769         14,863
Research and development expenses                            6,334          6,651
                                                          --------         ------
    Operating income                                           636          3,636
Non-operating loss income                                      (78)           (66)
Foreign exchange gain                                          272            284
Interest expense                                              (796)          (837)
                                                          --------         ------
    Earnings before income taxes                                34          3,017
Income tax expense                                             (12)          (905)
                                                          --------         ------
    Net earnings                                                22          2,112
                                                          ========         ======
Net earnings per share:
    Basic                                                 $     --           0.20
                                                          ========         ======
    Diluted                                                     --           0.20
                                                          ========         ======
Weighted average number of shares:
    Common                                                  10,658         10,439
    Common and dilutive common equivalent                   10,671         10,660


                 Consolidated Balance Sheets

                                                           Mar 29          Dec 31
                                                            2003            2002
                                                          --------         -------
Cash                                                      $  9,596          12,430
Receivables billed                                          53,912          60,862
Unbilled receivables under long-term contracts              43,923          47,878
Customer advanced payments                                  (5,475)         (6,912)
                                                          --------         -------
    Trade accounts receivable, net                          92,360         101,828
                                                          --------         -------
Inventories                                                 45,494          41,003
Net property, plant and equipment                           53,194          51,408
Goodwill                                                    13,526          13,526
Investment in Skybridge                                     17,909          17,909
Other assets                                                21,464          18,198
                                                          --------         -------
                                                          $253,543         256,302
                                                          ========         =======

Bank debt and current installments, long-term debt        $ 36,796          33,920
Accounts payable                                            29,750          35,734
Other liabilities                                           19,244          19,895
Long-term debt                                              18,671          20,768
Stockholders' equity                                       149,082         145,985
                                                          --------         -------
                                                          $253,543         256,302
                                                          ========         =======


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                                                                    NEWS RELEASE
                                                                     (Continued)

                                                                  April 24, 2003




                             EMS Technologies, Inc.
                                  Segment Data
                                 (In thousands)

                                                              Quarters Ended
                                                          ----------------------
                                                          Mar 29          Mar 30
                                                           2003            2002
                                                          -------         ------
REVENUES
Space & Technology / Atlanta                              $12,088         11,707
Space & Technology / Montreal                              10,292         18,264
LXE                                                        22,099         19,885
EMS Wireless                                                8,806         12,733
SatCom                                                     10,582          6,305
Other                                                       2,669          1,545
                                                          -------         ------
    Total                                                 $66,536         70,439
                                                          =======         ======

OPERATING INCOME (LOSS)
Space & Technology / Atlanta                              $ 1,008            632
Space & Technology / Montreal                              (2,995)           605
LXE                                                         1,347            694
EMS Wireless                                                  123            907
SatCom                                                      1,539            853
Other                                                        (386)           (55)
                                                          -------         ------
    Total                                                 $   636          3,636
                                                          =======         ======
NET EARNINGS (LOSS)
Space & Technology / Atlanta                              $   533            289
Space & Technology / Montreal                              (2,711)           590
LXE                                                           806            286
EMS Wireless                                                   72            506
SatCom                                                      1,241            714
Other & Corporate                                              81           (273)
                                                          -------         ------
    Total                                                 $    22          2,112
                                                          =======         ======



FOR FURTHER INFORMATION PLEASE CONTACT:  DON T. SCARTZ
                                         CHIEF FINANCIAL OFFICER
                                         770-729-6510


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